Exhibit 3.b

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

* * * * *

PACCAR Inc, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:  That at a meeting of the Board of Directors of PACCAR Inc resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, That the Certificate of Incorporation of this Corporation is hereby amended by deleting the first sentence of Article FOURTH and substituting therefore the following:

FOURTH:  The Corporation is authorized to issue 1,201,000,000 shares of stock of all classes, consisting of 1,200,000,000 shares of common stock having a par value of $1 per share and 1,000,000 shares of preferred stock having no par value.

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said PACCAR Inc has caused this certificate to be signed by M. C. Pigott, its Chairman and Chief Executive Officer, and attested by J. M. D’Amato, its Secretary, this 28th day of April 2008.

PACCAR Inc

		By	/s/ M. C. Pigott
M. C. Pigott,
Chairman and Chief Executive Officer

ATTEST:

By	/s/ J. M. D’Amato
J. M. D’Amato, Secretary